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                                                                      EXHIBIT 8



        [GREENBERG, TRAURIG, HOFFMAN, LIPOFF, ROSEN & QUENTEL LETTERHEAD]



                                                           June 13, 1996


American Asset Advisers Trust, Inc.
8 Greenway Plaza, Suite 824
Houston, Texas 77046

                          Re:     American Asset Advisers Trust, Inc.


Dear Sir or Madam:



                 You have requested certain opinions regarding the application of U.S. federal income tax laws to American Asset Advisers Trust, Inc. (the "Company") in connection with Amendment No. 1 to the registration statement on Form S-11 filed with the Securities and Exchange Commission on June 14, 1996, and the amendments thereto (the "Registration Statement"). All capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the prospectus included in the Registration Statement.


                 In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following: (1) the Registration Statement (including all Exhibits thereto and all amendments made thereto through the date hereof), (2) the Articles of Incorporation of the Company, together with all amendments, (3) certain written representations of the Company and (4) such other documents or information as we have deemed necessary to render the opinions set forth in this letter. In our review, we have assumed, with your consent, that the documents listed above that we reviewed in proposed form will be executed in substantially the same form, all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations
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American Asset Advisers Trust, Inc.
June 13, 1996
Page 2


imposed under the Articles of Incorporation of the Company, have been or will be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

                 Unless facts material to the opinions expressed herein are specifically stated to have been independently established or verified by us, we have relied as to such facts solely upon the representations made by the Company. To the extent that the representations of the Company are with respect to matters set forth in the Code or Treasury Regulations, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Treasury Regulations and published administrative interpretations thereof.

                 Based upon, and subject to, the foregoing, we are of the opinion as follows:

                 1. Commencing with the beginning of the Company's taxable year ending December 31, 1996, the Company will be organized in conformity with the requirements for qualification as a REIT, and the Company's proposed method of operation will enable it to meet the requirements for qualification as a REIT under the Code.

                 2. The discussion of matters of law under the heading "INCOME TAX ASPECTS" in the Registration Statement is accurate in all material respects, and such discussion fairly summarizes the federal income tax considerations that are likely to be material to a holder of Shares of the Company.

                 3. Assuming that there is no waiver of the restrictions on ownership of Shares in the Articles of Incorporation of the Company and that a tax-exempt stockholder does not finance the acquisition of its Shares with "acquisition indebtedness" within the meaning of Section 514(c) of the Code or otherwise use its Shares in an unrelated trade or business, the distributions of the Company with respect to such tax-exempt shareholder will not
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American Asset Advisers Trust, Inc.
June 13, 1996
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                           constitute unrelated business taxable income as
                           defined in Section 512(a) of the Code.

                 For a discussion relating the law to the facts and legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the sections of the Registration Statement under the heading "INCOME TAX ASPECTS."

                 The opinions set forth in this letter are based on existing law as contained in the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including any Temporary and Proposed Regulations), and interpretations of the foregoing by the Internal Revenue Service ("IRS") and by the courts in effect (or, in case of certain Proposed Regulations, proposed) as of the date hereof, all of which are subject to change, both retroactively or prospectively, and to possibly different interpretations. Moreover, the Company's ability to achieve and maintain qualification as a REIT depends upon its ability to achieve and maintain certain diversity of stock ownership requirements and, through actual annual operating results, certain requirements under the Code regarding its income, asset and distribution levels. No assurance can be given that the actual ownership of the Company's stock and its actual operating results and distributions for any taxable year will satisfy the tests necessary to achieve and maintain its status as a REIT. We assume no obligation to update the opinions set forth in this letter. We believe that the conclusions expressed herein, if challenged by the IRS, would be sustained in court. However, because our positions are not binding upon the IRS or the courts, there can be no assurance that contrary positions may not be successfully asserted by the IRS.

                 The foregoing opinions are limited to the specific matters covered thereby and should not be interpreted to imply the undersigned has offered its opinion on any other matter.

                 We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement.

                               Very truly yours,


                               /s/ Greenberg, Traurig, Hoffman,
                                   Lipoff,   Rosen & Quentel
                               --------------------------------
                                   Greenberg, Traurig, Hoffman,
                                   Lipoff,   Rosen & Quentel